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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

THE BOARD OF DIRECTORS
APPLIED SCIENCE AND TECHNOLOGY, INC. AND SUBSIDIARIES:

We consent to the incorporation by reference in the registration statements (No. 333-78069, 333-78071, 333-78073, 333-31224, 333-54486, 333-54488 and 333-54490)
on Form S-8 and No. 333-34450 on Form S-3 of MKS Instruments, Inc. of our report dated July 31, 2000, with respect to the consolidated balance sheets of Applied Science and Technology, Inc. and subsidiaries as of July 1, 2000 and June 26, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended July 1, 2000, which appears in the Form 8-K of MKS Instruments, Inc., dated November 27, 2001.

 /s/ KPMG LLP

Boston, Massachusetts
November 27, 2001